                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            VINTAGE PETROLEUM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                            VINTAGE PETROLEUM, INC.
                           4200 One Williams Center
                            Tulsa, Oklahoma  74172

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 11, 1999

To the Stockholders of
  VINTAGE PETROLEUM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vintage Petroleum, Inc., a Delaware corporation (the "Company"), will be held at the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, 74103, on Tuesday, May 11, 1999, at 10:00 a.m., local time, for the following purposes:

     1.   To elect three directors of the Company;

     2. To consider and act upon a proposal to approve an amendment to the Vintage Petroleum, Inc. 1990 Stock Plan as described in the accompanying proxy statement;

     3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for 1999;

     4.   To consider and act upon a stockholder proposal; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 25, 1999, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

                                         By Order of the Board of Directors,



                                         William C. Barnes
                                         Secretary

Tulsa, Oklahoma
March 31, 1999

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            VINTAGE PETROLEUM, INC.
                           4200 One Williams Center
                            Tulsa, Oklahoma  74172

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 11, 1999


                    SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Vintage Petroleum, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 11, 1999, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first forwarded on or about March 31, 1999, to stockholders of record on March 25, 1999.

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice.
If no choice is indicated, such shares will be voted "FOR" (a) the election of all of the nominees for directors listed below, (b) the approval of the amendment to the Vintage Petroleum, Inc. 1990 Stock Plan, and (c) the ratification of the appointment of the independent auditor, and "AGAINST" the stockholder proposal described herein. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

     The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                         STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 25, 1999 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 53,107,066 shares of Common Stock, par value $.005 per share (the "Common Stock"), of the Company. Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote.

Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the other proposals.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation (the "Charter") of the Company provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven and following the Annual Meeting will be fixed at six. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the Class III directors will expire at the Annual Meeting. The terms of the Class I directors and the Class II directors will expire at the annual meeting of stockholders to be held in 2000 and 2001, respectively.

     The Board of Directors has nominated Charles C. Stephenson Jr., S. Craig George and John T. McNabb, II, for re-election as directors. Messrs. Stephenson and George, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are standing for re-election as Class III directors for terms expiring at the annual meeting of stockholders in 2002. In order to equalize the classes of the Board of Directors, Mr. McNabb, who currently serves as a Class III director and whose term expires at the Annual Meeting, is standing for re-election as a Class I director for a term expiring at the annual meeting of stockholders in 2000. Accordingly, the accompanying proxy solicits your vote for three directors. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Stephenson, George and McNabb. Should any of the nominees become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person as the Board of Directors may recommend. The Company knows of no reason why any of the nominees will be unavailable or unable to serve.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" each of the following nominees for directors.

Nominees for Directors

                                   Class III
                            (Term Expires May 2002)

     Charles C. Stephenson, Jr., age 62. Mr. Stephenson, a co-founder of the Company, has been a Director since June 1983 and Chairman of the Board of Directors of the Company since April 1987. He was also Chief Executive Officer of the Company from April 1987 to March 1994 and President of the Company from June 1983 to May 1990. From October 1974 to March 1983, he was President of Santa Fe - Andover Oil Company (formerly Andover Oil Company), an independent oil and gas company ("Andover"), and from January 1973 to October 1974, he was Vice President of Andover. Mr. Stephenson also serves as a Director of AAON, Inc. Mr. Stephenson has a B.S. Degree in Petroleum Engineering from the University of Oklahoma, and has approximately 39 years of oil and gas experience.

     S. Craig George, age 46. Mr. George has been a Director since October 1991, President of the Company since September 1995 and Chief Executive Officer of the Company since December 1997. He was also Chief Operating Officer of the Company from March 1994 to December 1997, an

Executive Vice President of the Company from March 1994 to September 1995 and a Senior Vice President of the Company from October 1991 to March 1994. From April 1991 to October 1991, Mr. George was Vice President of Operations and International with Santa Fe Minerals, Inc., an independent oil and gas company ("Santa Fe Minerals"). From May 1981 to March 1991, he served in various other management and executive capacities with Santa Fe Minerals and its subsidiary, Andover. From December 1974 to April 1981, Mr. George held various management and engineering positions with Amoco Production Company. He has a B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla.

                                    Class I
                            (Term Expires May 2000)

     John T. McNabb, II, age 54. Mr. McNabb has been a Director of the Company since October 1990. He has been Chairman of the Board of Directors of Growth Capital Partners, Inc., an investment and advisory firm in Houston, Texas serving privately held and public middle market companies based in the Southwest, since March 1992. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and head of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. From September 1984 to June 1990, Mr. McNabb was employed by investment affiliates of The Prudential Insurance Company of America where he provided a wide range of investment banking services and corporate finance expertise to corporate clients. He holds undergraduate and graduate (M.B.A.) degrees from Duke University.

Directors Continuing in Office

                                    Class I
                            (Term Expires May 2000)

     William C. Barnes, age 44. Mr. Barnes, a certified public accountant, has been a Director, Treasurer and Secretary of the Company since April 1987, an Executive Vice President of the Company since March 1994 and Chief Financial Officer of the Company since May 1990. He was also a Senior Vice President of the Company from May 1990 to March 1994 and Vice President - Finance of the Company from January 1984 to May 1990. From November 1982 to December 1983, Mr. Barnes was an audit manager for Arthur Andersen & Co., an independent public accounting firm, where he dealt primarily with clients in the oil and gas industry. He was Assistant Controller - Finance of Andover from December 1980 to November 1982. From June 1976 to December 1980, he was an auditor with Arthur Andersen & Co., where he dealt primarily with clients in the oil and gas industry. Mr. Barnes has a B.S. Degree in Business Administration from Oklahoma State University.

                                   Class II
                            (Term Expires May 2001)

     Jo Bob Hille, age 57. Mr. Hille, a co-founder of the Company, has been a Director of the Company since June 1983 and Vice Chairman of the Board of Directors of the Company since September 1995. He was also President of the Company from May 1990 to September 1995, Chief Executive Officer of the Company from March 1994 to December 1997, Chief Operating Officer of the Company from April 1987 to March 1994, Executive Vice President of the Company from June 1983 to May 1990 and Treasurer and Secretary of the Company from June 1983 to April 1987. From August 1972 to March 1983, Mr. Hille was employed by Andover, where he served at various times primarily as Executive Vice President and Vice President - Operations. Mr. Hille has a B.S. Degree in Petroleum Engineering from the University of Tulsa, and has approximately 33 years of oil and gas experience.

     Bryan H. Lawrence, age 56. Mr. Lawrence has been a Director of the Company since January 1987. He is a founder and has been a senior manager of Yorktown Partners LLC, which manages certain investment partnerships, since September 1997. Mr. Lawrence had been employed by Dillon Read & Co. Inc., an investment banking firm ("Dillon Read"), since 1966, serving most recently as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a Director of D & K Wholesale Drug, Inc., Hallador Petroleum Company and TransMontaigne Oil Company (each a United States public company), Benson Petroleum Ltd. and Cavell Energy Corp. (each a Canadian public company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests including Meenan Oil Co., Inc., Fintube Limited Partnership, PetroSantander Inc., Strega Energy, Inc., Savoy Energy, L.P., Concho Resources Inc, Ricks Exploration, Inc. and Athanor Resources, Inc. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Compensation of Directors

     Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $12,000. Non-employee directors also automatically receive non-qualified stock options under the Vintage Petroleum, Inc. Non-Management Director Stock Option Plan (the "Director Plan"). Under the Director Plan, an initial option to purchase up to 5,000 shares of Common Stock is granted to any new non-employee director on the date of the organizational board meeting (the board meeting immediately following the annual stockholders meeting) at which he or she first serves as a member of the Board of Directors. Each non-employee director also receives annually an option to purchase 1,000 shares of Common Stock on the date of the organizational board meeting next following the date on which such director received an initial option and on the date of each succeeding organizational board meeting during the period of such director's incumbency. The option exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 60,000 shares of Common Stock are available for issuance under the Director Plan. As of March 1, 1999, there were 22,000 shares available for future grants of options under the Director Plan. During fiscal 1998, Messrs. Lawrence and McNabb were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $19.28 per share. No options have been exercised under the Director Plan. Non-employee directors will also be eligible to receive awards under the Company's 1990 Stock Plan, if the proposed amendment to such Plan is approved by stockholders at the Annual Meeting. See "Proposal Two." All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

Meetings and Committees of the Board of Directors

     During 1998, the Board of Directors held four meetings. All of the directors were present at each meeting. In addition, the Board of Directors took action six times during 1998 by unanimous written consent. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

     The Audit Committee is composed of Messrs. Lawrence and McNabb. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board of Directors on the engagement of the independent auditor. The Audit Committee also reviews (a) any transactions between the Company and its officers, directors and principal stockholders, (b) the plans for and results of audits of the Company, and (c) the results of any internal audits, compliance with any of the Company's written policies and procedures and the adequacy of the Company's system of internal accounting controls. The Audit Committee met twice during 1998. All of the members of the Audit Committee were present at each meeting.

     The Compensation Committee is composed of Messrs. Stephenson, Hille, Lawrence and McNabb. The Compensation Committee reviews the compensation of officers of the Company and makes recommendations to the Board of Directors regarding such compensation and reviews the Company's executive compensation policies and practices. The Compensation Committee also administers generally the Company's 1990 Stock Plan, except that the Board of Directors administers such Plan with respect to certain matters pertaining to officers of the Company. The Compensation Committee met once during 1998. All of the members of the Compensation Committee were present at such meeting.

     The Company does not have a standing Nominating Committee. The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company's By-laws provide that the annual meeting of stockholders to be held each year will be on the second Tuesday in May.

                                 PROPOSAL TWO

                       APPROVAL OF AMENDMENT NUMBER 5 TO
                          THE VINTAGE PETROLEUM, INC.
                                1990 STOCK PLAN

General

     Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 5 (the "Amendment") to the Vintage Petroleum, Inc. 1990 Stock Plan, as amended (the "1990 Plan"). The purpose of the Amendment is to allow non-employee directors of the Company to be eligible to receive awards under the 1990 Plan, which will strengthen the ability of the Company to attract and retain well-qualified persons to serve as non-employee directors of the Company and to encourage stock ownership by such directors in order to increase their proprietary interest in the Company's success. The ownership by such directors of a greater proprietary interest in the Company aligns such directors' interests more closely with interests of stockholders of the Company. Currently, the 1990 Plan only permits the granting of awards to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

     A copy of the Amendment is attached hereto as Exhibit A. The Amendment, which was approved by the Board of Directors on March 16, 1999, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Summary of the 1990 Plan

     General. On June 1, 1990, the Board of Directors adopted, and the stockholders of the Company approved, the 1990 Stock Plan. Since then, the Board of Directors and the stockholders of the Company have approved amendments to the 1990 Plan which increased the total number of shares of Common Stock available for issuance pursuant to awards granted under the 1990 Plan to the current

6,000,000 shares. The 1990 Plan currently provides for awards only to key employees of the Company, including officers and directors who are also employees of the Company.

     The 1990 Plan contains no limitation on the number of shares that may be awarded to any participant. The stock issuable under the 1990 Plan may be authorized and unissued shares or treasury shares. If any shares subject to any award are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the 1990 Plan. In addition, the number of shares deemed to be issued under the 1990 Plan upon exercise of a stock option will be reduced by the number of shares surrendered in payment of the exercise or purchase price of such stock option.

     Except as discussed below, the 1990 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee are currently not eligible for awards under the 1990 Plan. If the Amendment is approved by stockholders, members of the Committee will be eligible for awards under the 1990 Plan. The Committee is authorized to determine plan participants, the types and amount of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1990 Plan, establish, amend and rescind rules and regulations relating to the 1990 Plan and make all other determinations which may be necessary or advisable for the administration of the 1990 Plan. Any and all powers, authorizations and discretions granted by the 1990 Plan to the Committee are likewise exercisable at any time by the Board of Directors. The Board of Directors currently administers the 1990 Plan with respect to officers of the Company. Although a determination has not been made as to the number of employees currently eligible for consideration as participants in the 1990 Plan, there are 78 employees who currently hold awards under the 1990 Plan.

     Summary of Awards. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights ("SARs"), and (c) restricted stock. Generally, awards under the 1990 Plan are granted for no consideration other than prior and future services. Awards granted under the 1990 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for any other award under the 1990 Plan or other plan of the Company. Such grants could include grants of options after a decline in the market price of the Company's Common Stock in substitution for previously granted options having a higher exercise price. The Company, however, has never "repriced" options previously granted.

     Stock options granted pursuant to the 1990 Plan may, at the discretion of the Committee, be either incentive stock options ("ISOs") (which may be granted only to employees), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110 percent of such fair market value in the case of ISOs granted to employees who possess more than 10 percent of the combined voting power of all classes of stock of the Company (a "10 percent employee")). In the case of non-qualified stock options, the exercise price shall be as determined by the Committee in its sole discretion, except that it shall not be less than 85 percent of the fair market value of the Common Stock on the date of grant. The Company, however, has never granted any options under the 1990 Plan with an exercise price below the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1990 Plan are exercisable in whole or in part at such time or times as determined by the Committee, except that ISOs may not be exercised after the expiration of ten years from the date granted (5 years in the case of a 10 percent employee). Generally, options may be exercised by the payment of cash, promissory notes, stock or a combination thereof.

     Any SARs granted under the 1990 Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price. The grant price of an SAR is determined by the Committee but may not be less than the fair market value of a share of Common Stock on the date of grant. Methods of exercise and settlement and other terms of SARs are determined by the Committee.

     The Committee may award restricted stock, generally consisting of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse. Such restrictions may lapse in whole or in installments as the Committee determines. A participant receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Committee otherwise determines. Upon termination of employment during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Committee.

     Awards are not transferable other than by will or the laws of descent and distribution. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, the Committee may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the 1990 Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1990 Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.

     Amendment to and Termination of the 1990 Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 1990 Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. Unless earlier terminated by the Board of Directors, the 1990 Plan will terminate when no shares remain reserved and available for issuance, and the Company has no further obligation with respect to any award granted under the 1990 Plan.

     Change of Control. In the event of a Change of Control of the Company, all outstanding awards under the 1990 Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions. In such event, with certain exceptions, participants will receive cash payments equal to the value of their outstanding awards based on the "change of control price" as defined in the 1990 Plan. For purposes of the 1990 Plan, a Change of Control is deemed to have occurred: (a) upon the acquisition by any person of 20 percent or more of the Company's outstanding voting stock; (b) if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board of Directors; (c) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required; (d) upon stockholder approval of a plan of liquidation of the Company or the sale or disposition of substantially all of the Company's assets; or (e) if the Board of Directors or a committee thereof adopts a resolution to the effect that a Change of Control has occurred.

     Federal Income Tax Consequences. The Company believes that under present Federal tax laws the following are the Federal income tax consequences generally arising with respect to awards granted under the 1990 Plan. The grant of an option or SAR, will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. Upon exercising an SAR, a participant will recognize ordinary income equal to the cash or the fair market value of the stock received on the date of exercise. In each case, the Company generally will be entitled to a deduction for the amount recognized as ordinary income by the participant. The treatment to a participant of a disposition of shares acquired upon the exercise of an

SAR or option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option except that the Company will be entitled to a deduction (and the employee will recognize ordinary income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the 1990 Plan involving stock that is restricted as to transferability and subject to a substantial risk of forfeiture, a participant will recognize ordinary income equal to the fair market value of the shares received at the earlier of the time at which the shares become transferable or not subject to a substantial risk of forfeiture unless the participant elects to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). The Company generally will be entitled to a deduction for the same amount.

     The foregoing provides only a very general description of the application of Federal income tax laws to awards under the 1990 Plan. The summary does not address the effects of foreign, state and local tax laws. Because of the complexities of the tax laws, participants under the 1990 Plan are strongly urged to consult a tax advisor regarding these matters.

     Awards Granted. As of March 23, 1999, incentive and non-qualified stock options for a total of 4,626,142 shares at an average exercise price of $11.53 per share are outstanding under the 1990 Plan. All of these options were granted at the fair market value of the Common Stock on the date of grant, and expire up to 10 years after the date of grant. As of such date, no other awards have been granted under the 1990 Plan. As of such date, there were 425,000 shares available for future grants of awards under the 1990 Plan. Since inception of the 1990 Plan, (a) options for a total of 948,858 shares have been exercised at an average exercise price of $5.76 and (b) options for the following number of shares have been granted under the 1990 Plan to the named executive officers of the Company and specified groups: S. Craig George (President and Chief Executive Officer), 885,000 shares; William C. Barnes (Executive Vice President and Chief Financial Officer), 705,000 shares; William
L. Abernathy (Executive Vice President and Chief Operating Officer), 610,000 shares; Robert W. Cox (Vice President-General Counsel), 232,000 shares; William
E. Dozier (Senior Vice President-Operations), 395,000 shares; all current executive officers as a group, 4,062,000 shares; and all employees, excluding executive officers, as a group, 1,513,000 shares. Messrs. Stephenson (Chairman of the Board of Directors) and Hille (Vice Chairman of the Board of Directors) and all current directors who are not executive officers are currently not eligible to receive awards under the 1990 Plan. Future awards under the 1990 Plan are not yet determinable. The closing price for the Common Stock on the New York Stock Exchange on March 23, 1999, was $8.125.

Vote Required

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the Amendment. The Board of Directors recommends a vote "FOR" approval of the Amendment.

                                PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 1999. Arthur Andersen LLP has been the independent auditor of the Company since the Company's inception in 1983. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" the ratification of Arthur Andersen LLP as independent auditor for 1999.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                 PROPOSAL FOUR

                  STOCKHOLDER PROPOSAL CONCERNING COMPOSITION
                           OF THE BOARD OF DIRECTORS

     The Company's Board of Directors recommends that stockholders vote "AGAINST" the following stockholder proposal. The American Baptist Home Mission Society, P.O. Box 851, Valley Forge, PA 19482-0851, the beneficial owner of 25,800 shares, has submitted the following supporting statement and stockholder proposal:

Stockholder Proposal

                              BOARD INCLUSIVENESS

     Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

     The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

     The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

     If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before--adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

     We believe that the judgment and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers

Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

     We therefore, urge our company to enlarge its search for qualified board members.

     RESOLVED: Shareholders request that

     1. The Company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of
               --Efforts to encourage diversified representation on the board; --Criteria for board qualification;
               --The process of selecting board nominees, and board committee members;
               --A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

     2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

Board of Directors' Statement in Opposition

     The Board of Directors strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company's stockholders. The oil and gas industry is intensely competitive, and the Company believes that the composition of its Board of Directors is extremely important to the Company's long-term success. The Board, among other things, sets the strategic directions of the Company, selects and provides guidance to management personnel, and makes key decisions affecting the business of the Company. The Company believes that it is essential that its Board members are highly qualified to serve as directors--without regard to race, age, or gender. The Board has set neither requirements nor limits on diversity. It believes that the Company and its stockholders are best served by a focus on the overall qualifications of Board members and their individual contributions to the Board as a whole, rather than by specific numeric goals for race, gender or any other category. The Company is committed to considering candidates for Board membership based on these qualifications without regard to their race, color, national origin, gender, religion or disability.

     Nominees for directors of the Company are generally selected based on an analysis of a number of criteria, including, among others, overall business experience, integrity and ability to make independent analytical inquiries; experience in and understanding of the Company's business environment; achievement in their personal careers; and willingness and ability to devote adequate time to Board duties. Based on this evaluation, the Company seeks nominees who, together with the other members of the Board, appear most qualified to promote the interests of the Company's stockholders.

     The proposal seeks information on how Board and committee members are chosen. The Company has not felt it necessary to formally establish a nominating committee for the purpose of proposing candidates for Board membership, believing, instead, that the Board's consideration of candidates provided from numerous sources has provided it with excellent candidates. Candidates for Board membership are put forward from a variety of sources, including Board members, employees, human resource specialists and the general public. Stockholders who wish to propose a candidate for nomination to the Board may do so by forwarding pertinent information to the Secretary of the Company at its principle offices. The entire Board evaluates the most highly qualified candidates for nomination to the Board. Once elected to the Board, directors serve on committees based on their particular expertise and experience as well as their own expressed preferences.

     The stockholder proposal seeks to require the Board to select candidates for the Board on the basis of race and gender. The proposal requests a step-by-step, time line approach to a selection process that does not lend itself to a strict procedure. In addition, the proposal seeks the creation of a report that would impose an unnecessary expense. The Board believes that stockholders will not be benefitted by abandoning the talents and experience of existing Board members in pursuit of arbitrary numeric goals. In the Board's view, the best interests of the Company and its stockholders are served by the existing selection process and criteria which do not place limits or restrictions on the selection of directors.

     The Board recommends stockholders vote "AGAINST" this proposal.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal.

                          PRINCIPAL STOCKHOLDERS AND
                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of March 7, 1999, regarding the ownership of the Company's Common Stock by (a) all persons known by the Company to be beneficial owners of more than five percent of such stock,
(b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                                       Shares
                                                    Beneficially     Percentage
Name of Owner or Identity of Group                     Owned         of Class(1)
----------------------------------                ----------------   -----------
Charles C. Stephenson, Jr.(2)                       10,766,050  (3)     20.3%
Jo Bob Hille(2)                                      4,200,000  (4)      7.9
The Prudential Insurance Company of America(5)       2,953,330           5.6
William C. Barnes                                    1,021,000  (6)      1.9
William L. Abernathy                                   524,033  (7)      1.0
S. Craig George                                        428,837  (8)       *
Robert W. Cox                                          369,816  (9)       *
William E. Dozier                                      222,526 (10)       *
Bryan H. Lawrence                                       58,900 (11)       *
John T. McNabb, II                                      30,744 (12)       *
All executive officers and directors as
    a group (15 persons)                            18,240,258 (13)     33.4

--------------------
  *  Represents less than 1% of the Common Stock outstanding.

(1) Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of March 7, 1999, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)  The stockholder's address is 4200 One Williams Center, Tulsa, Oklahoma
     74172.

(3) Includes (a) 9,737,400 shares held by Stephenson Equity, Co., a general partnership controlled by Mr. Stephenson, and (b) 236,850 shares held by the Stephenson Family Charitable Foundation, of which Mr. Stephenson and his wife are co-trustees. Mr. Stephenson and his wife do not have a pecuniary interest in the shares held by the Foundation. Does not include 200 shares owned by Mr. Stephenson's wife. Mrs. Stephenson has full rights of ownership over such shares, including sole voting and investment power. Mr. Stephenson disclaims beneficial ownership of such shares.

(4) Represents shares held by the Jo Bob Hille Trust, a revocable living trust, of which Jo Bob Hille and Mary Ann Hille, his spouse, are co-trustees.
     Does not include 100,000 shares owned by the Jo Bob Hille and Mary Ann Hille Charitable Remainder Trust. Mr. Hille disclaims beneficial ownership of such shares.

(5) Information relating to the stockholder is as of December 31, 1998, and is based on the stockholder's Schedule 13G dated February 2, 1999, which was filed by The Prudential Insurance Company of America ("Prudential"). Prudential is an insurance company and a registered investment adviser and may be deemed to beneficially own the shares which are held for the benefit of its clients. Prudential has sole dispository and voting power over 1,598,500 shares and has shared dispository and voting power over 1,354,830 shares. Prudential does not admit being the beneficial owner of the shares. The stockholder's address is 751 Broad Street, Newark, New Jersey 07102-3777.

(6) Includes 330,000 shares subject to stock options which are currently exercisable at an average exercise price of $8.38 per share, and 3,000 shares held by the Vintage Petroleum, Inc. 401(k) Plan (the "401(k) Plan") and allocated to the account of Mr. Barnes.

(7) Includes 234,554 shares subject to stock options which are currently exercisable at an average exercise price of $9.01 per share, and 7,293 shares held by the 401(k) Plan and allocated to the account of Mr. Abernathy.

(8) Includes 353,020 shares subject to stock options which are currently exercisable at an average exercise price of $8.78 per share, and 7,817 shares held by the 401(k) Plan and allocated to the account of Mr. George.

(9) Includes 147,008 shares subject to stock options which are currently exercisable at an average exercise price of $7.77 per share, and 7,816 shares held by the 401(k) Plan and allocated to the account of Mr. Cox.

(10) Includes 140,800 shares subject to stock options which are currently exercisable at an average exercise price of $9.31 per share, and 2,526 shares held by the 401(k) Plan and allocated to the account of Mr. Dozier.

(11) Includes 18,000 shares subject to stock options which are currently exercisable at an average exercise price of $11.28 per share.

(12) Includes 18,000 shares subject to stock options which are currently exercisable at an average exercise price of $11.28 per share.

(13) Includes 1,564,142 shares subject to stock options which are currently exercisable at an average exercise price of $8.87 per share, and 51,604 shares held by the 401(k) Plan and allocated to the accounts of such individuals.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the compensation of the Company's Chairman of the Board of Directors, the Company's Vice Chairman of the Board of Directors, the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers other than the Chief Executive Officer, based on salary and bonus earned during fiscal 1998, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.

                                                                                      Long-Term Compensation
                                                                            ------------------------------------------
                                            Annual Compensation                       Awards                Payouts
                                      --------------------------------       -------------------------      ----------
                                                                                           Securities
                                                                            Restricted     Underlying       Long-Term
                                                          Other Annual        Stock         Options/        Incentive     All Other
         Name and                     Salary      Bonus   Compensation       Award(s)         SARs           Payouts    Compensation

     Principal Position         Year   ($)         ($)       ($)(1)           ($)            (#)(2)            ($)         ($)(3)
---------------------------     ----  -------     -----   ------------      ----------     -----------      ---------   ------------

Charles C. Stephenson, Jr.,     1998   50,000(4)    -0-        -0-             -0-               -0-           -0-           -0-
 Chairman of the Board of       1997   40,000(4)    -0-        -0-             -0-               -0-           -0-           -0-
 Directors                      1996   40,000(4)    -0-        -0-             -0-               -0-           -0-           -0-

Jo Bob Hille,                   1998   50,000(4)    -0-        -0-             -0-               -0-           -0-           -0-
 Vice Chairman of the Board     1997  150,000       -0-        -0-             -0-               -0-           -0-           -0-
 of Directors                   1996  150,000       -0-        -0-             -0-               -0-           -0-           -0-

S. Craig George,                1998  225,000       -0-        -0-             -0-           100,000           -0-         9,600
 President and Chief            1997  190,000       -0-        -0-             -0-            70,000           -0-         9,500
 Executive Officer              1996  183,000       -0-        -0-             -0-            60,000           -0-         4,750

William C. Barnes,              1998  200,000       -0-        -0-             -0-            80,000           -0-         9,600
 Executive Vice President       1997  180,000       -0-        -0-             -0-            70,000           -0-         9,500
 and Chief Financial Officer    1996  173,000       -0-        -0-             -0-            80,000           -0-         4,750

Robert W. Cox,                  1998  165,500       -0-        -0-             -0-            20,000           -0-         9,600
 Vice President-                1997  163,000       -0-        -0-             -0-            30,000           -0-         9,500
 General Counsel                1996  160,000       -0-        -0-             -0-            30,000           -0-         4,750

William L. Abernathy,           1998  163,000       -0-        -0-             -0-            70,000           -0-         9,600
 Executive Vice President       1997  144,000       -0-        -0-             -0-            50,000           -0-         8,180
 and Chief Operating Officer    1996  137,000       -0-        -0-             -0-            70,000           -0-         4,107

William E. Dozier,              1998  155,000       -0-        -0-             -0-            60,000           -0-         9,290
 Senior Vice President-         1997  140,000       -0-        -0-             -0-            50,000           -0-         8,400
 Operations                     1996  133,000       -0-        -0-             -0-            50,000           -0-         3,643

--------------------
(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(2)  Consists solely of options to acquire shares of Common Stock.

(3)  Represents Company contributions to the 401(k) Plan.

(4) Mr. Stephenson and Mr. Hille are entitled to receive an annual base salary of $100,000 pursuant to their employment agreements with the Company. They have waived this right to receive any unpaid portion of base salary for 1998, 1997 and 1996, as the case may be. It is anticipated that the full amount due under their employment agreements will not be paid during 1999.

Option/SAR Grants In Last Fiscal Year

     The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 1998. The Company has never granted any stock appreciation rights.

                                   Individual Grants
-----------------------------------------------------------------------------------------
                                 Number of      % of Total
                                 Securities      Options/                                       Potential Realizable Value
                                 Underlying        SARs                                           at Assumed Annual Rates
                                  Options/      Granted to                                      of Stock Price Appreciation
                                    SARs        Employees      Exercise or                         for Option Term(3)
                                  Granted       in Fiscal      Base Price      Expiration       ----------------------------
          Name                     (#)(1)         Year         ($/Sh)(2)          Date                5%($)         10%($)
----------------------------     ---------      ----------    -----------      ----------       ------------   -------------
Charles C. Stephenson, Jr.            -0-              -0-          -0-             -0-                -0-            -0-
Jo Bob Hille                          -0-              -0-          -0-             -0-                -0-            -0-
S. Craig George                   100,000(4)          12.2        20.1875         3/10/08          1,269,581      3,217,368
William C. Barnes                  80,000(4)           9.8        20.1875         3/10/08          1,015,665      2,573,894
Robert W. Cox                      20,000(4)           2.4        20.1875         3/10/08            253,916        643,474
William L. Abernathy               70,000(4)           8.6        20.1875         3/10/08            888,707      2,252,157
William E. Dozier                  60,000(4)           7.3        20.1875         3/10/08            761,749      1,930,421

--------------------

(1) Consists solely of options to acquire shares of Common Stock. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. Under the terms of the Company's 1990 Stock Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options and to reprice the options. In the event of a Change in Control, as defined in the Company's 1990 Stock Plan, the options become fully exercisable immediately.

(2) The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

(3) Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (ten years from the date of grant), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually.

(4) These options become exercisable in increments over a one-year period beginning March 11, 2001. The option exercise price may be paid in cash, by delivery of already-owned shares, or a combination thereof, or, at the discretion of the Compensation Committee, by a promissory note. Tax withholding obligations, if any, related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values

     The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1998, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.

                                                                                     Value of Unexercised
                                 Shares                  Number of Securities             In-the-Money
                                Acquired                Underlying Unexercised       Options/SARs at FY-End
                                   on       Value       Options/SARs at FY-End(#)           ($)(1)(2)
                                Exercise  Realized      --------------------------  --------------------------
              Name                (#)       ($)(1)      Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------------    --------  --------      -----------  -------------  -----------  -------------
Charles C. Stephenson, Jr.        -0-        -0-            -0-            -0-          -0-           -0-
Jo Bob Hille                      -0-        -0-            -0-            -0-          -0-           -0-
S. Craig George                   -0-        -0-          305,302        217,718      235,751         -0-
William C. Barnes                 -0-        -0-          263,336        216,664      208,125         -0-
Robert W. Cox                     -0-        -0-          127,330         69,678      168,750         -0-
William L. Abernathy              -0-        -0-          174,876        179,678       20,000         -0-
William E. Dozier                19,200    150,000        101,286        149,514       12,500         -0-

---------------------------

(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2) The closing price for the Common Stock on the New York Stock Exchange on December 31, 1998, the last trading day of the fiscal year, was $8.63.


Employment Agreements and Change
 in Control Arrangements

     The Company has employment agreements with two of the named executive officers of the Company.

     On January 7, 1987, the Company entered into employment agreements with Messrs. Stephenson and Hille, now Chairman of the Board and Vice Chairman of the Board of the Company, respectively. Each agreement provides for (a) an annual base salary of $100,000, subject to review and adjustment (upwards only) by the Board of Directors, and (b) such other compensation and benefits as determined by the Board of Directors. The initial term of each agreement extended through December 31, 1991, and each agreement is automatically extended for additional periods of one year each until terminated by either the employee or the Company. Each agreement further provides that in the event of termination of the employee's employment prior to expiration of the term of such agreement (a) by the Company for any reason other than death, disability, cause or the employee's material breach of such agreement, or (b) by the employee as a result of a material breach of such agreement by the Company, the employee will be entitled to receive his base salary and other compensation and benefits to which he is entitled for the balance of such term.

     All outstanding awards under the Vintage Petroleum, Inc. 1990 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a Change in Control of the Company, as defined in such Plan. In such event, with certain exceptions, participants will receive cash payments equal to the value of their outstanding awards based on the "change of control price" as defined in such Plan.

Report on Executive Compensation

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program, except that the Board of Directors is generally responsible for administering the Company's 1990 Stock Plan with respect to the executive officers of the Company. During 1998, the Committee was comprised of the two outside directors of the Company (Messrs. Lawrence and McNabb), the Chairman of the Board of Directors of the Company (Mr. Stephenson) and the Vice Chairman of the Board of Directors of the Company (Mr. Hille). All decisions of the Committee relating to the compensation of the executive officers of the Company are reviewed by the full Board of Directors. Members of the Committee were not eligible to receive options or awards under the Company's 1990 Stock Plan during 1998.

     Overall Executive Compensation Policy. The overall policy of the Company's executive compensation program is to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry. The executive compensation program basically consists of two elements: salary and stock options.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that no publicly-held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. Neither the Committee nor the Company expects this Section to have an impact, or result in the loss of a material deduction, with respect to compensation paid to such executive officers, including stock options granted to such executive officers.

     Salary. The Committee reviews each executive officer's salary annually. The employment agreements of certain executive officers of the Company set certain minimum salary levels for such officers. The Committee believes there is necessarily some subjectivity in setting the salaries of the Company's executive officers and does not follow specific objective performance criteria when setting such salaries. In determining appropriate salary levels for 1998, the Committee primarily considered the individual's past performance, the past performance of the Company and the individual's contribution to that performance. The Committee also considered the executive's level and scope of responsibility, experience, internal equity of the Company's executive compensation program, and the compensation practices of other companies in the oil and gas industry for executives of similar responsibility.

     Stock Options. The Board of Directors relies heavily upon stock options to compensate the executive officers of the Company. The Board of Directors believes that stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Options granted by the Board of Directors are subject to a vesting schedule and in most instances are not exercisable until after three years from the date of grant. In addition, the exercise price of options granted by the Board of Directors equals the fair market value of the Common Stock on the date of grant. The Board of Directors believes that granting options in this manner aligns the interests of the Company's executives with those of the Company's stockholders since the value of an option bears a direct relationship to the Company's stock price.

     Options granted to executive officers during 1998 were based on the subjective evaluation of the executive's ability to influence the Company's long-term growth and profitability and to reward outstanding past individual performance and contributions to the Company.

     Chairman, Vice Chairman and CEO Compensation. Mr. Stephenson, who served as Chairman of the Board of Directors of the Company during 1998, is entitled to receive an annual base salary of $100,000 pursuant to his Employment Agreement with the Company dated January 7, 1987, as described above. Mr. Stephenson, however, elected to receive only $50,000 of his base salary for 1998, and waived his right to receive the unpaid portion of his base salary for 1998. Mr. Stephenson received no other compensation for 1998. Despite electing to receive minimal compensation for his efforts, Mr. Stephenson, as the Company's largest single stockholder, has strong incentive to create value for stockholders.

     Mr. Hille, who served as Vice Chairman of the Board of Directors of the Company during 1998, is entitled to receive an annual base salary of $100,000 pursuant to his Employment Agreement with the Company dated January 7, 1987, as described above. Mr. Hille, however, elected to receive only $50,000 of his base salary for 1998, and waived his right to receive the unpaid portion of his base salary for 1998. Mr. Hille received no other compensation for 1998. Despite electing to receive minimal compensation for his efforts, Mr. Hille, as the Company's second largest stockholder, also has strong incentive to create value for stockholders.

     During 1998, Mr. George served as President and Chief Executive Officer of the Company. Mr. George received an increase in his base salary and option grants for 1998 partly as a result of his assumption of the duties of Chief Executive Officer in December 1997. His base salary for 1998 and options granted to him during 1998 were otherwise determined in the same manner utilized by the Committee and the Board of Directors when determining salaries and option grants for the Company's other executive officers as described above.

Board of Directors                  Compensation Committee
------------------                  ----------------------

Charles C. Stephenson, Jr.          Charles C. Stephenson, Jr.
Jo Bob Hille                        Jo Bob Hille
S. Craig George                     Bryan H. Lawrence
William C. Barnes                   John T. McNabb, II
Bryan H. Lawrence
John T. McNabb, II

     The Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

     During 1998, the following executive officers of the Company were members of the Compensation Committee and participated in deliberations concerning executive officer compensation: Charles C. Stephenson, Jr. and Jo Bob Hille. The other two members of the Compensation Committee during 1998 were the two outside directors of the Company, Bryan H. Lawrence and John T. McNabb, II.

     Mr. Stephenson is a director of Growth Capital Partners, Inc. and GCP Securities, Inc. Mr. McNabb is an executive officer of these entities.

Performance Graph

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing January 1, 1994, and ending on December 31, 1998, with the cumulative total return on the S&P 500 Index and an index of peer companies (weighted by market capitalization) selected by the Company. Companies in the peer group are as follows: Apache Corporation, Barrett Resources Corporation, Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Forest Oil Corporation, Noble Affiliates, Inc., Nuevo Energy Company, Ocean Energy, Inc., Oryx Energy Company, Pioneer Natural Resources Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Seagull Energy Corporation and Snyder Oil Corporation. United Meridian Corporation no longer appears in the peer group because it was acquired by Ocean Energy, Inc. which now appears in the peer group. The comparison assumes $100 was invested on December 31, 1993, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

                   1993      1994      1995     1996     1997     1998
                   ----      ----      ----     ----     ----     ----

       VINTAGE     $100      $ 93      $125     $193     $213     $ 97
       S&P 500     $100      $101      $139     $171     $229     $293
    PEER GROUP     $100      $ 88      $106     $161     $151     $ 83

     The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

     Since January 1, 1998, certain executive officers of the Company have been indebted to the Company in amounts in excess of $60,000 under various notes.
The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding during such period and the interest rates, maturity dates and the outstanding balances of such indebtedness as of March 25, 1999:

                                Largest           Range of         Outstanding
                               Amount of          Maturity          Balance at
Name                      Indebtedness(1)(2)   Dates of Notes  March 25, 1999(1)(2)
----                      ------------------   --------------  --------------------
S. Craig George             $  797,600              7/3/99 to         $  398,799
                                                    8/11/99

William C. Barnes              981,313              5/11/99 to           981,313
                                                   12/30/2000

Robert W. Cox                  425,934              7/21/99 to           425,934
                                                    8/12/99

William L. Abernathy         1,274,734              4/7/99 to          1,274,734
                                                    7/10/2000

William E. Dozier              414,855              7/27/99              414,855

Michael F. Meimerstorf         382,179              5/12/99 to           382,179
                                                    2/22/2000

Robert E. Phaneuf              306,627              8/11/99              306,627

Barry D. Quackenbush           268,195              10/9/2000            268,195

Martin L. Thalken              397,581               2/3/2000            397,581

____________

(1) This indebtedness was incurred to fund the purchase of shares of Common Stock upon exercise of options under the Company's Stock Option Plans and is secured by shares of Common Stock.

(2)  This indebtedness bears interest at Mellon Bank, N.A. prime rate.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10 percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1998.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 1998, all Section 16(a) filing requirements applicable to its officers, directors and more than 10 percent stockholders were complied with, except that Mr. Dozier, Senior Vice President -Operations of the Company, inadvertently reported late one transaction.

                                 OTHER MATTERS

Matters Which May Come Before the Annual Meeting

     The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder's vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The Company's By-laws require that for business to be properly brought before a meeting of stockholders by a stockholder, notice must be received by the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain a brief description of the business proposed to be brought before the meeting.

Proposals of Stockholders

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, 4200 One Williams Center, Tulsa, Oklahoma 74172, on or before December 1, 1999, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

     In accordance with the Company's By-laws, any stockholder who intends to present a proposal at the Company's 2000 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company's proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Company with notice of such proposal no later than March 25, 2000, in order for such proposal to be properly brought before the meeting.

                                    By Order of the Board of Directors,



                                    William C. Barnes
                                    Secretary

March 31, 1999
Tulsa, Oklahoma

                                                                       EXHIBIT A

                              AMENDMENT NUMBER 5
                                      TO
                            VINTAGE PETROLEUM, INC.
                                1990 STOCK PLAN


      1. Introduction. On June 1, 1990, the Board of Directors of Vintage Petroleum, Inc. (the "Company") adopted, and the stockholders of the Company approved, the Vintage Petroleum, Inc. 1990 Stock Plan (as amended, the "Plan"). Currently, the Plan only permits the granting of awards to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

     The Board of Directors of the Company adopted on February 24, 1994, and the stockholders of the Company approved on May 10, 1994, Amendment Number 2 to the Plan which increased the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 1,000,000 shares to 1,500,000 shares.

     The Board of Directors of the Company adopted on March 15, 1996, and the stockholders of the Company approved on May 14, 1996, Amendment Number 3 to the Plan which increased the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 1,500,000 shares to 2,250,000 shares.

     On October 7, 1997, in accordance with the terms of the Plan, the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan was adjusted from 2,250,000 shares to 4,500,000 shares to give effect to the Company's two-for-one common stock split effected on October 7, 1997.

     The Board of Directors of the Company adopted on March 11, 1998, and the stockholders of the Company approved on May 12, 1998, Amendment Number 4 to the Plan which (a) increased the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 4,500,000 shares to 6,000,000 shares, and (b) extended the date until which incentive stock options may be granted under the Plan to May 11, 2008.

      2. Purpose. The purpose of this Amendment is to allow non-employee directors of the Company to be eligible to receive awards under the Plan, which will strengthen the ability of the Company to attract and retain well-qualified persons to serve as non-employee directors of the Company and to encourage stock ownership by such directors in order to increase their proprietary interest in the Company's success.

      3.  Amendments.  The Plan shall be amended as follows:

          (a)   The following new sentence shall be added at the end of
      Section 1 (Purpose) of the Plan:

                "The Plan is also intended to advance the interests of the Corporation and its stockholders by providing a means to attract and retain highly qualified persons to serve as non-employee directors of the Corporation and to promote ownership by such directors of a greater proprietary interest in the Corporation."

          (b) The definition of "Participant" set forth in Section 2 (Definitions) of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof :

                "Participant" means a key employee of the Corporation or any of its Subsidiaries or a non-employee director of the Corporation granted an Award under the Plan."

          (c) The first sentence of Section 3 (Eligibility) of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                "The individuals who shall be eligible to participate in the Plan shall be (a) key or potential key employees (including officers and directors who are employees) of the Corporation or of its Subsidiaries, and (b) non-employee directors of the Corporation; provided, however, that no Award shall be granted to Charles C. Stephenson, Jr. or Jo Bob Hille."

      4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

      5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.

     Executed this 16th day of March, 1999.

ATTEST:                            VINTAGE PETROLEUM, INC.


/s/  William C. Barnes             By:  /s/  S. Craig George
---------------------------            -----------------------------
William C. Barnes                      S. Craig George
Secretary                              President and Chief Executive Officer


             Approved by the Board of Directors on March 16, 1999.

[LOGO]                      VINTAGE PETROLEUM, INC.


          This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 11, 1999

     The undersigned hereby appoints Charles C. Stephenson, Jr., S. Craig George and William C. Barnes, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vintage Petroleum, Inc. to be held on the 11th day of May, 1999, at 10:00 a.m., local time, at the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.


     PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (continued on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED              Please mark
IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER.            your votes as
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED            indicated in    [X]
"FOR" PROPOSALS 1, 2 AND 3 AND "AGAINST" STOCKHOLDER         this example
PROPOSAL 4.

THE BOARD RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of Directors.

   Nominees:  Charles C. Stephenson, Jr. and S. Craig George as Class III
              Directors and John T. McNabb, II as a Class I Director.

          [ ] FOR all nominees listed to the right    [ ] WITHHOLD AUTHORITY to
              (except as marked to the contrary           vote for all nominees
              in the space provided).                     listed to the right.

          INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.

          ----------------------------------------------------------------------

2. Approval of Amendment Number 5 to Vintage Petroleum, Inc. 1990 Stock Plan.

          [ ]  FOR             [ ]  AGAINST            [ ]  ABSTAIN

3. Ratification of Arthur Andersen LLP as independent auditor of the Company for 1999.

          [ ]  FOR             [ ]  AGAINST            [ ]  ABSTAIN

THE BOARD RECOMMENDS A VOTE AGAINST ITEM 4.

4. Stockholder Proposal concerning composition of the Board of Directors.

          [ ]  FOR             [ ]  AGAINST            [ ]  ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.



                                            ------------------------------------
                                                          Signature


                                            ------------------------------------
                                                 Signature if held jointly


                                            Dated:  ______________________, 1999

                                            Please sign exactly as name appears
                                            herein, date and return promptly.
                                            When shares are held by joint
                                            tenants, both must sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by duly authorized
                                            officer and give title of officer.
                                            If a partnership, please sign in
                                            partnership name by authorized
                                            person and give title or capacity of
                                            person signing.